EXHIBIT 3.14

(SEAL)	ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRE 78.385 AND 78.390)

Filed in the office of	Document Number
/s/ Ross Miller	20080342960-34
Ross Miller	Filing Date and Time
Secretary of State	05/20/2008 10:10 A.M.
State of Nevada	Entity Number
C4538-1991

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1.	Name of corporation:
Cabeltel International Corporation
2.	The articles have been amended as follows (provide article numbers, if available):
Article One has been further amended to change the name of the Corporation to New Concept Energy, Inc. by amending and restating in full Article One of the Amended Articles of Incorporation as follows:
ARTICLE ONE
The name of the Corporation is New Energy Concept, Inc.
3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:

4.	Effective date of filing (optional):	May 21, 2008
(must not be more than 90 days after the certificate is filed)

5.	Officer Signature (Required):	X	/s/ Gene S. Bertcher

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007
Revised on: 01/01/07